UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          -----------------------------
                          NOTIFICATION OF LATE FILING
                           SEC FILE NUMBER 001-12867

(Check One):|| Form 10-KSB |_|Form 20-F |_|Form 11-K |X|Form 10-QSB ||Form N-SAR



For Period Ended: August 31, 1998

[ ] Transition  Report on Form 10-K
[ ] Transition  Report on Form 20-F
[ ] Transition  Report  on Form  11-K
[ ] Transition  Report  on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ______________________________________________

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION


Full Name of Registrant
                      TERRA NATURAL RESOURCES CORPORATION
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Former Name if Applicable

                      NEVADA MANHATTAN MINING INCORPORATED
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Address of Principal Executive Office (Street and Number)

                    5038 NORTH PARKWAY CALABASAS, SUITE 100
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City, State and Zip Code

                          CALABASAS, CALIFORNIA 91302
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PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

It is anticipated that revenues to be reported during this quarter will be substantially higher than the previous quarter and Management wishes to further confirm actual revenues and productivity prior to filing the subject report.



PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Wilma More                 818                           591-4400
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      (Name)                 (Area Code)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |x| Yes |_| No

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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |x| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                      TERRA NATURAL RESOURCES CORPORATION
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

          October 14, 1998                         /s/ Jeffrey S. Kramer
Date ________________________            By_____________________________________
                                                  Chief Financial Officer